                                                                    EXHIBIT 12.1

                         TEXTRON FINANCIAL CORPORATION

                     STATEMENT SETTING FORTH COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                                            1999       1998       1997       1996       1995
                                          --------   --------   --------   --------   --------
                                                             (In thousands)
Income before income taxes and
  distributions on preferred
  securities............................  $128,532   $112,626   $108,079   $ 95,724   $ 88,600
                                          --------   --------   --------   --------   --------
FIXED CHARGES:
Interest on debt........................   203,817    155,126    153,127    146,615    146,649
Estimated interest portion of rents.....     1,515      1,198        879        817        680
                                          --------   --------   --------   --------   --------
Total fixed charges.....................   205,332    156,324    154,006    147,432    147,329
                                          --------   --------   --------   --------   --------
Adjusted Income.........................   333,864    268,950    262,085    243,156    235,929
Ratio of earnings to fixed charges......     1.63x      1.72x      1.70x      1.65x      1.60x
                                          ========   ========   ========   ========   ========

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(1) The ratio of earnings to fixed charges has been computed by dividing income before income taxes and distributions on preferred securities and fixed charges by fixed charges. Fixed charges consist of interest on debt and one-third rental expense as representative of interest portion of rentals.